Exhibit 10.1

September 2, 2011

HAND-DELIVERED

Mr. Rohan Palekar

Medivation, Inc.

201 Spear Street

3rd Floor

San Francisco, CA 94105

Re:	Separation Agreement

Dear Rohan:

This letter sets forth the terms of the separation agreement (the “Agreement”) between you and Medivation, Inc. (the “Company”) regarding your employment transition.

1. Separation Date; Final Pay. As you were informed, your last day of employment and your employment termination date shall be today, September 2, 2011 (the “Separation Date”). As of the Separation Date, you will no longer be an officer of the Company or hold the position of Chief Commercial Officer (or any other employment position) with the Company. On or as soon as practicable following the Separation Date, the Company will pay you all accrued salary earned by you through the Separation Date, less standard payroll deductions and withholdings. You are entitled to this payment by law and will receive it regardless of whether you enter into this Agreement. As you know, due to your level in the Company, you did not accrue Paid Time Off (PTO) and instead were permitted to take time off, with pay, within your discretion; thus, no payment of PTO is owed.

2. Severance Benefits. You and the Company understand that your termination of employment qualifies as a “separation from service” for purposes of Treasury Regulation Section 1.409A-1(h). Accordingly, if, on or within twenty-one (21) days after the Separation Date, you sign, date and return this Agreement to the Company, and you do not subsequently revoke it, the Company will provide you the severance benefits (the “Severance Benefits”) set forth below. You and the Company agree that the Severance Benefits will be the only severance benefits that you will receive, and that the Severance Benefits will satisfy in full any obligations that the Company may have to provide you with severance benefits arising under the terms of your Severance Benefits Agreement dated February 9, 2009 between you and the Company (the “Severance Agreement”), or any other agreements, policy or practice. The Severance Benefits shall consist of the following:

(a) Severance Payment. Pursuant to Section 4(a)(i) of the Severance Agreement, the Company will pay you cash severance in the amount of Six Hundred Twenty-Seven Thousand, Nine Hundred Dollars ($627,900.00), which is equal to eighteen (18) months of your final base pay (the “Severance Payment”). The Severance Payment will be subject to applicable deductions and withholdings and paid in a lump sum within ten (10) business days following the Effective Date of this Agreement (as defined in Section 13(d)).

September 2, 2011

Mr. Rohan Palekar

(b) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date. Pursuant to Section 4(a)(ii) of the Severance Agreement, if you timely elect continued group health insurance coverage under COBRA, the Company will pay the full amount of the COBRA premiums for you and your eligible dependents (if any) for the “COBRA Payment Period” which is the first eighteen (18) months of such coverage or until such earlier date as either (A) you and/or your eligible dependents cease to be eligible for COBRA coverage or (B) you become eligible for the group health plan coverage through a subsequent employer. Following the COBRA Payment Period, you will be responsible for the timely payment of the full amount of premiums required under COBRA for the duration of the COBRA period (if any). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide you with taxable monthly payments in an amount equal to the amount of the monthly COBRA premium that you would be required to pay to continue coverage, including coverage for any covered dependents, which amount shall be based on the premium amount for the first month of your COBRA coverage, and such monthly payments shall be made through the COBRA Payment Period. You shall provide prompt written notice to me or Monica Jenkins if you become eligible for group health insurance coverage through a new employer during the COBRA Payment Period.

3. Stock Options.

(a) No Additional Vesting. Your termination of employment qualifies as a “Termination of Service” under the Company’s Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”). Thus, vesting of your outstanding stock options or other equity awards (including but not limited to Restricted Stock Unit awards) will cease as of the Separation Date, and all unvested awards will terminate on the Separation Date. By way of example but not limitation, as of the Separation Date, no options will be vested with respect to your stock options granted on December 15, 2010 and these options will terminate in full, and no Restricted Stock Units will be vested with respect to your Restricted Stock Unit award dated December 10, 2010.

(b) Extension of Post-Termination Exercise Period for Vested Options. With respect to your vested options, if you do not enter into this Agreement, you must exercise such vested options within ninety (90) days after the Separation Date or they will terminate, as

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Mr. Rohan Palekar

provided under your stock option agreements and the Plan. However, if, on or within twenty-one (21) days after the Separation Date, you sign, date and return this Agreement to the Company, and you do not subsequently revoke it, then, as an additional Severance Benefit, your vested options shall remain exercisable until the earlier of either (i) thirty (30) days following the date of the first public disclosure by the Company of top-line efficacy results from the ongoing AFFIRM trial, whether such top-line efficacy results come from the pre-planned interim analysis or from the final analysis in that trial (a “Triggering Public Disclosure”), and (ii) June 30, 2012. For avoidance of confusion, a public disclosure by the Company stating that the recommendation of the independent data monitoring committee following its conduct of the pre-planned interim analysis is that the AFFIRM trial should continue to the final analysis shall not be deemed to be a Triggering Public Disclosure for purposes of the preceding sentence, and in the event of such a recommendation, then the Triggering Public Disclosure shall be the first public disclosure of top-line efficacy results from the final analysis of the AFFIRM trial. Please note that to the extent any of your vested options qualified as incentive stock options, then this modification may result in such options ceasing to be incentive stock options and instead becoming nonstatutory stock options. Accordingly, you should consult your own personal tax advisors for further information regarding the tax treatment of your vested option.

(c) Other. Except as expressly set forth in Section 3(b) above, your stock options continue to be subject to the terms and conditions of your stock option agreements and the Plan. You will not receive new stock option agreements reflecting the changes described above. Notwithstanding the foregoing, nothing in this Agreement (including Section 3(b)) prohibits the Company or a successor organization (or its parent) from causing your vested options to earlier terminate pursuant to the terms of the Plan or your stock option agreements in connection with a Change of Control (as defined in the Plan) or other similar corporate transaction where such vested options will terminate and not be assumed or substituted by the successor or acquiring entity. In addition, should you engage in behavior in violation of your continuing obligations to the Company, including but not limited to your obligations under this Agreement or under your Confidential Information and Invention Assignment Agreement, your post-termination exercise period will immediately end and you will forfeit your right to exercise your vested options.

4. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, incentive compensation, commissions or equity.

5. Expense Reimbursement. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice and policies.

September 2, 2011

Mr. Rohan Palekar

6. Return of Company Property. You agree to return to the Company, on the Separation Date, all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, clinical trial information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, PDAs, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on the Separation Date. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, within five (5) business days after the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 6 is a precondition to your receipt of the Severance Benefits.

7. Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations to the Company under your Confidential Information and Invention Assignment Agreement, a signed copy of which is attached hereto as Exhibit A.

8. Filing and Disclosure of Agreement. You hereby acknowledge and agree that the Company will be required, under the federal Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, to file this Agreement and/or a description of the terms set forth herein with the Securities and Exchange Commission pursuant to its obligations as a reporting company, in which case this Agreement and its terms will be publicly available.

9. Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

10. No Voluntary Adverse Action; and Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any

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Mr. Rohan Palekar

kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

11. Nonsolicitation of Employees, Contractors or Consultants. You agree, for one (1) year after the Separation Date, not to solicit, induce, or attempt to solicit or induce, any employees, independent contractors or consultants of the Company to reduce or terminate his, her or its employment or other relationship with the Company.

12. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

13. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Benefits, and as required by the Severance Agreement, you hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims arising under or based on the Severance Agreement); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or

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Mr. Rohan Palekar

other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your Indemnification Agreement with the Company dated January 14, 2008 (a copy of which is attached as Exhibit B), the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement; (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(e) Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

14. Representations. You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to any applicable law or Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

September 2, 2011

Mr. Rohan Palekar

15. Miscellaneous. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) days of your receipt of this Agreement, and return it to me. If you do not sign and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement and provide the Severance Benefits will expire.

We wish you the best in your future endeavors.

Sincerely,

MEDIVATION, INC.

By:	/s/ C. Patrick Machado
C. Patrick Machado
Chief Business Officer & Chief Financial Officer

Exhibit A – Confidential Information and Invention Assignment Agreement

Exhibit B – Indemnification Agreement

UNDERSTOOD AND AGREED:

/s/ Rohan Palekar	September 21, 2011
Rohan Palekar	Date

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

A-1

EXHIBIT B

INDEMNIFICATION AGREEMENT

B-1